Exhibit 10.1

AMENDMENT TO CHANGE IN CONTROL RETENTION AGREEMENT

Effective on October 6, 2011, Dollar Tree, Inc. (“the Company”), following approval of the Compensation Committee of its Board of Directors, entered into an amendment to the Change in Control Retention Agreement (“Agreement”) currently in place with its Chief Financial Officer Kevin Wampler. The parties originally entered into the  Agreement on December 2, 2008, as described in the Form 8-K filed by the Company on December 5, 2008. The Agreement has been amended to remove Section 2(c)(ii) from the original Agreement and replace Section 2(c) in its entirety to read as follows:

(c) Outstanding Long-Term Awards.

(i)
In the event of your Involuntary Termination during the Term, then all Service-Based Conditions (as defined below) contained in all equity awards such as outstanding options, shares of restricted stock and restricted stock units granted to you prior to the Change in Control Date under the Long Term Plans which are outstanding as of your Date of Termination (“Outstanding Awards”) shall be deemed to have been satisfied on the Date of Termination.  For purposes of this Agreement, "Service-Based Conditions" shall mean any conditions for exercise, settlement or payment contained in an award under the Long Term Plans that require that you continue to be employed by the Company through a stated date.

(ii)	Notwithstanding anything in this Agreement or any award under the Long Term Plans to the contrary, you agree with the Company that all such awards shall be subject to the provisions of Section 3.

To the extent not expressly amended herein, the Agreement and each of its original terms and conditions remain in full force and effect.

Sincerely,

DOLLAR TREE, INC.

By:_/s/ Bob Sasser__________________
Bob Sasser
President and CEO

Agreed to as of this 6th day of October, 2011

_/s/ Kevin S. Wampler_________
Kevin S. Wampler